UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 16, 2017

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2017, we, through GAHC4 Reno NV MOB, LLC, our wholly owned subsidiary, entered into an Agreement of Purchase and Sale and Joint Escrow Instructions, or the Purchase Agreement, with Arlington Medical Properties, LLC, or seller, and Universal Health Realty Income Trust, as seller guarantor, for the purchase of seller’s leasehold interest in Reno MOB, an approximately 191,000-square-foot medical office building located in Reno, Nevada, for a purchase price of $66,250,000, plus closing costs. Reno MOB is currently 100 percent leased to seven tenants, the largest of which is Prime Healthcare Services – Reno, LLC. Medical services provided at Reno MOB include wellness services, physical therapy, obstetrics and gynecology, oncology, radiology, women’s health, neurology, bariatrics and internal medicine. We are not affiliated with seller or seller guarantor.

The material terms of the Purchase Agreement include: (i) a contingency period ending on March 8, 2017, or the contingency date, to review information delivered by seller; (ii) a deposit of $2,000,000 due within three business days after the opening of escrow, which shall be fully refundable through the contingency date and nonrefundable thereafter unless otherwise specified in the Purchase Agreement; (iii) a closing date to take place on or before March 13, 2017; (iv) our right to terminate the Purchase Agreement, for any reason or no reason at all, at any time on or before the contingency date; (v) seller’s obligation, at its sole cost and expense, to satisfy all monetary encumbrances affecting Reno MOB at or prior to closing, pursuant to the terms of the Purchase Agreement; (vi) a provision stating that the Purchase Agreement and escrow shall terminate, and the escrow holder shall return to us and to seller all funds and documents deposited by each to which it is entitled, in the event any conditions precedent to the close of escrow are not satisfied or waived, as applicable, other than by reason of default by either party; provided, however, that in the event the escrow terminates due to the nonsatisfaction of any condition precedent other than by reason of default by either party, the cancellation charges required to be paid in connection with such termination shall be borne equally by us and seller; (vii) our right to terminate the Purchase Agreement and receive a return of the deposit if, prior to closing, we discover or are otherwise notified of any fact or circumstance which renders any of seller’s representations or warranties materially untrue or inaccurate, subject to the terms of the Purchase Agreement; provided, however, that if any such inaccuracy is due to a willful or intentional act or omission by seller, or breach of any of seller’s covenants, we shall have additional remedies as set forth in the Purchase Agreement; (viii) our right to terminate the Purchase Agreement, recover the deposit and receive reimbursement for limited out of pocket third party costs and seek specific performance in the event of seller’s default, subject to the terms of the Purchase Agreement; provided, however, that in the event specific performance is unavailable, we shall be entitled to terminate the Purchase Agreement, recover the deposit, receive reimbursement for out of pocket third party costs and receive $250,000 as liquidated damages; (ix) seller’s right, as its sole and exclusive remedy, to terminate the Purchase Agreement and receive the deposit as liquidated damages in the event of our default; (x) a right of first offer, or ROFO, in favor of Prime Healthcare Services – Reno, LLC, or ground lessor, pursuant to the ground lease between seller and ground lessor, which in the event has not been waived, such that our rights under the Purchase Agreement are not legally enforceable, results in automatic termination of the Purchase Agreement and the escrow and entitles us to receive a return of the deposit and $250,000 as liquidated damages; (xi) the automatic termination of the Purchase Agreement and the escrow in the event seller fails to obtain ground lessor’s consent to the assignment of the ground lease on or before the expiration of the contingency period, in which case we shall receive a return of the deposit and reimbursement of limited out of pocket costs; and (xii) seller guarantor’s guaranty of seller’s compliance with all obligations contained in the Purchase Agreement and documents to be signed at closing, and agreement to be jointly and severally responsible for such obligations. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of Reno MOB from funds raised through our initial public offering and debt financing. We also anticipate paying an acquisition fee based on the purchase price of the property to our advisor in connection with the acquisition of such property, as described in the prospectus for our initial public offering. We anticipate closing this acquisition in the first quarter of 2017; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of Reno MOB is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions by and between Arlington Medical Properties, LLC, Universal Health Realty Income Trust and GAHC4 Reno NV MOB, LLC, dated February 16, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.

February 17, 2017	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions by and between Arlington Medical Properties, LLC, Universal Health Realty Income Trust and GAHC4 Reno NV MOB, LLC, dated February 16, 2017